Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts”  in the Registration Statement (Form F-3) and related Prospectus of 21Vianet Group, Inc. for the registration of its Class A ordinary shares and debt securities and to the incorporation by reference therein of our reports dated April 2, 2020, with respect to the consolidated financial statements of 21Vianet Group, Inc., and the effectiveness of internal control over financial reporting of 21Vianet Group, Inc., included in its Annual Report (Form 20-F)  for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP
Shanghai, the People’s Republic of China
July 22, 2020